Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2013 Financial Results
and Provides Quarterly Update

•                  First product with ImmunoGen’s ADC technology, Kadcyla™, launched in the US. Multiple additional markets, indications expected.

•                  Three novel wholly owned ImmunoGen compounds advancing in clinical testing, with the first clinical data for IMGN853 to be reported at ASCO. Preclinical data for fourth compound, IMGN289, were reported at AACR, with clinical testing expected to begin later this year.

•                  First clinical findings reported at AACR for mesothelin-targeting partner compound, with clinical findings for additional compounds expected to be reported in 2013.

WALTHAM, MA, April 26, 2013 – ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops anticancer therapeutics using its Targeted Antibody Payload (TAP) antibody-drug conjugate (ADC) technology, today reported financial results for the three-month period ended March 31, 2013 – the third quarter of the Company’s 2013 fiscal year – and provided an update on the Company.

“Based on published clinical findings and patient anecdotes, we believe Kadcyla will make a notable difference for many patients and become a highly successful product,” commented Daniel Junius, President and CEO. “The first Kadcyla sales information reported by Roche in its quarterly update support that the product launch is off to a good start. As noted previously, we will be reporting our royalty revenue from Kadcyla one quarter in arrears and thus it will begin to be reported in our next quarter.”

Mr. Junius continued, “While we are highly excited about Kadcyla, we believe even greater value for our shareholders will come from our wholly owned compounds. Patient enrollment is going well in our IMGN901, IMGN853, and IMGN529 clinical trials, and we are on track to advance our next compound, IMGN289, into the clinic later this year. Each of these compounds is highly differentiated and has the potential to become an important therapy for cancers that need better treatment options.”

Product Pipeline Update

•            Kadcyla (ado-trastuzumab emtansine, previously T-DM1) is a HER2-targeting product with

ImmunoGen’s TAP technology that is being developed and commercialized by Roche under an agreement with ImmunoGen.

On February 22, 2013, Kadcyla gained US FDA marketing approval for the treatment of people with HER2-positive metastatic breast cancer (BC) who had received prior treatment with Herceptin® (trastuzumab) and a taxane chemotherapy. The product was launched shortly thereafter, and Roche reported Kadcyla sales of 18 million CHF (approximately $19.5 million) in its quarter ending March 31, 2013. Marketing applications are also under review in Europe and Japan, and Roche expects Kadcyla approval in Europe by late 2013.

Roche is developing Kadcyla for a number of additional indications. It expects data from its MARIANNE Phase III trial evaluating the product for first-line treatment of HER2-positive metastatic BC in early 2014 and to apply for marketing approval in the US and Europe for this use in 2014. Roche is evaluating Kadcyla for the treatment of advanced HER2-positive gastric cancer in its GATSBY trial and expects to submit for approval for this use in 2015. Roche plans to also evaluate Kadcyla for the treatment of early stage HER2-positive BC in three different settings, with the first of these trials, KATHERINE, now underway.

•            IMGN901 is a CD56-targeting TAP compound wholly owned by ImmunoGen.

Patient enrollment is progressing well in the Company’s NORTH Phase II trial assessing IMGN901 for the first-line treatment of small-cell lung cancer, used in combination with etoposide/carboplatin (E/C). The study design provides for an evaluation of the findings in the first 59 patients enrolled (39 randomized to IMGN901 plus E/C; 20 to E/C alone) that ImmunoGen had hoped would enable the Company to make certain development-related decisions in the later part of 2013. As reported earlier this month, ImmunoGen now anticipates making these decisions based on the findings in the full patient population of the trial due to a change in the starting dose during the trial, and expects to have data from this population in mid-2014.

•            IMGN853 is a folate receptor α (FOL)-targeting TAP compound wholly owned by ImmunoGen.

Patient enrollment also is progressing well in the Company’s first-in-human IMGN853 Phase I trial, and data from its dose-finding portion will be reported at the American Society of Clinical Oncology (ASCO) annual meeting in June 2013. The expansion phase of this trial will evaluate IMGN853 specifically in patients with FOL-overexpressing ovarian cancer (OC), particularly platinum-resistant OC, and in patients with FOL-overexpressing adenocarcinoma non-small cell lung cancer (NSCLC).

•            IMGN529 is a potential treatment for CD37-positive hematological malignancies including non-Hodgkin lymphoma (NHL); it is wholly owned by ImmunoGen.

The Company expects to report clinical data from the IMGN529 first-in-human Phase I trial in NHL at a medical conference in late 2013. This trial is currently in the dose-finding phase. Like Kadcyla, IMGN529 employs ImmunoGen’s TAP technology with an antibody with anticancer properties of its own.

•            IMGN289 is a potential treatment for EGFR-overexpressing cancers, including squamous cell carcinoma of the head and neck and NSCLC, and is wholly owned by ImmunoGen.

The first preclinical data with IMGN289 were reported at the annual meeting of the American Association for Cancer Research (AACR) and showed that IMGN289 can kill EGFR-overexpressing cancer via direct cell-killing as well as via EGFR-inhibition. Consequently, it was highly active against EGFR-overexpressing cancers, including those resistant to tyrosine kinase inhibitors and those not dependent on EGFR signaling. It also demonstrated potential for a favorable tolerability profile.

The Company expects to submit the IMGN289 Investigational New Drug (IND) application in mid-2013 and to begin its clinical testing in 2H 2013.

•            In addition to Kadcyla, seven other compounds are in clinical testing through ImmunoGen’s partnerships, with additional compounds in earlier stages of development.

The first clinical data were reported at AACR for the mesothelin-targeting TAP compound, BAY 94-9343, in development by Bayer HealthCare. These data were from the dose-escalation part of the first-in-human Phase I trial and showed the compound was generally well tolerated and demonstrated evidence of activity among patients treated at higher dose levels. The compound is now being evaluated specifically in patients with either mesothelioma or OC in the expansion phase of this trial.

ImmunoGen expects clinical data to be reported for most, if not all, of the remaining six clinical-stage partner compounds in 2013.

Financial Results and Guidance

ImmunoGen reported a net loss of $1.4 million, or $0.02 per basic and diluted share, for the quarter ending March 31, 2013 (3Q FY2013), as compared to a net loss of $18.7 million, or $0.24 per basic and diluted share, for the same quarter of the last year (3Q FY2012).

Revenues for 3Q FY2013 were $25.0 million, compared to $3.3 million for 3Q FY2012. Current quarter revenues include the $10.5 million milestone payment from Roche earned with the approval of Kadcyla in the US, and $11.1 million of amortization of upfront license fees received from Novartis. Revenues in 3Q FY2013 also comprise $2.3 million of research and development support fees and $0.7 million of clinical material reimbursement, compared to $1.3 million and $0.9 million, respectively, for the same quarter last year.

Operating expenses for 3Q FY2013 were $26.3 million, compared to $22.0 million in the same quarter last year. Operating expenses in 3Q FY2013 include research and development expenses of $21.3 million, compared to $16.9 million in 3Q FY2012. This change is primarily due to increased spending by the Company to aggressively advance its wholly owned product candidates, and includes increased costs for third-party production of antibody for use in clinical materials and also increased personnel expenses. Additionally, operating expenses include general and administrative expenses of $5.0 million in both 3Q FY2013 and 3Q FY2012.

ImmunoGen had approximately $206.1 million in cash and cash equivalents as of March 31, 2013 and no debt. Cash used in operations was $48.7 million in the first nine months of FY2013, compared with $18.1 million in the same period in FY2012. Capital expenditures were $2.4 million and $1.8 million for the first nine months of FY2013 and FY2012, respectively.

Financial Guidance

ImmunoGen now expects its net loss for its fiscal year ending June 30, 2013 to be between $76 million to $80 million, its net cash used in operations to be between $65 million to $69 million, and its capital expenditures to be between $4 million to $5 million. Cash and cash equivalents at June 30, 2013 are anticipated to be between $186 million to $190 million.

This compares with previous guidance, issued in January 2013, of a projected net loss between $70 million to $74 million, net cash used in operations of between $78 million to $82 million, comparable capital expenditures, and ending the fiscal year on June 30, 2013 with cash and cash equivalents between $172 million to $176 million.

“We expect our net cash used in operations to be lower than previously projected – driving our ending cash balance higher – primarily because of lower than expected operating expenses and working capital needs,” commented Gregory Perry, Executive Vice President and CFO. “Also, we now anticipate that some licenses that we had expected to be taken in this fiscal year may be taken in our 2014 fiscal year, shifting the recognition of the associated deferred revenue into our next fiscal year. As a result, we have increased our projected net loss in our revised guidance.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-0843. Passcode is 4566767. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 10, 2013.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s TAP technology uses a tumor-targeting monoclonal antibody to deliver one of ImmunoGen’s highly potent cancer-cell killing agents specifically to tumor cells. Ten TAP compounds are now in the clinic, of which three are wholly owned by the Company. The most advanced compound using ImmunoGen’s TAP technology, Kadcyla, has been approved for marketing in the US and is undergoing regulatory review in Europe and Japan; it is being commercialized in the US by Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

Herceptin® is a registered trademark of Genentech. Kadcyla™ is a trademark of Genentech.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2013 fiscal year; its cash and cash equivalents as of June 30, 2013; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2013	2012
ASSETS

Cash and cash equivalents	$206,103	$160,938
Other assets	22,579	19,370

Total assets	$228,682	$180,308

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$16,814	$16,254
Long-term portion of deferred revenue and other long-term liabilities	72,866	80,164
Shareholders’ equity	139,002	83,890

Total liabilities and shareholders’ equity	$228,682	$180,308

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Revenues:
License and milestone fees	$22,010	$999	$23,372	$8,211
Research and development support	2,257	1,320	5,670	$3,333
Clinical materials reimbursement	734	933	2,662	1,861

Total revenues	25,001	3,252	31,704	13,405

Expenses:
Research and development	21,318	16,933	66,674	49,653
General and administrative	4,995	5,021	16,098	14,696

Total operating expenses	26,313	21,954	82,772	64,349

Loss from operations	(1,312)	(18,702)	(51,068)	(50,944)

Other (expense) income, net	(39)	33	132	39

Net loss	$(1,351)	$(18,669)	$(50,936)	$(50,905)

Net loss per common share, basic and diluted	$(0.02)	$(0.24)	$(0.61)	$(0.66)

Weighted average common shares outstanding, basic and diluted	84,279	76,961	83,923	76,615